Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-181014),

(2)	Registration Statement (Form S-4 No. 333-167801),

(3)	Registration Statement (Form S-8 No. 333-165084),

(4)	Registration Statement (Form S-8 No. 333-158738),

(5)	Registration Statement (Form S-8 No. 333-151778),

(6)	Registration Statement (Form S-8 No. 333-150986),

(7)	Registration Statement (Form S-8 No. 333-131434),

of our reports dated February 25, 2013, with respect to the consolidated financial statements and schedule of United Continental Holdings, Inc. and the effectiveness of internal control over financial reporting of United Continental Holdings, Inc., included in the Current Report (Form 8-K) filed with the SEC on April 25, 2013, of United Continental Holdings, Inc. and United Airlines, Inc.

/s/ Ernst & Young LLP

Chicago, IL
May 6, 2013